Exhibit 10.1

WOLFSPEED, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Robert Feurle (“Executive”) and Wolfspeed, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective as of May 1, 2025 (the “Effective Date”).

R E C I T A L S

A. The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.

B. Executive desires to provide services to the Company on the terms herein provided.

C. Certain capitalized terms used in this Agreement are defined in Section 11 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Commencing on the Effective Date, Executive shall serve as the Company’s Chief Executive Officer and shall report directly to the Board in Executive’s capacities as Chief Executive Officer. Executive shall also serve in such other capacity or capacities as the Board may from time to time prescribe. As a Company employee, Executive will be expected to comply with Company policies. Commencing as of the Effective Date, Executive shall be appointed to serve as a member of the Board, and, at the end of Executive’s Board term, the Company shall use commercially reasonable efforts to cause Executive to be reelected as a member of the Board.

(c) Location. Executive shall perform services for the Company at the Company’s offices located in Durham, North Carolina or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company. The Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d) Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in the Board’s discretion), Executive shall devote all of Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal passive investment activities, in each case, to the extent such activities do not, individually or in the aggregate, interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided: (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Board; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the Board has approved Executive’s continued service with those organizations set forth in Exhibit A, such approval to continue until the earlier to occur of (a) the Board’s revocation of such approval in the Board’s discretion, or (b) such time as such service interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conflict or raises a conflict under the Company’s conflict of interest policies.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary (as may be increased from time to time, the “Base Salary”) shall be $750,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Board or its compensation committee (the “Compensation Committee”) shall review Executive’s Base Salary periodically and may increase, but not reduce, Executive’s Base Salary from time to time, in its discretion.

(b) Annual Bonus. Commencing in fiscal year 2027, Executive will be eligible to receive an annual performance bonus (the “Annual Bonus”), with a target achievement of one hundred percent (100%) of Executive’s then-current Base Salary (the “Target Bonus”). Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Board or Compensation Committee after consultation with Executive at the start of each fiscal year. The Board or Compensation Committee shall review Executive’s Annual Bonus periodically. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within three months following the end of the fiscal year to which the bonus relates.

(c) Equity Awards. As an inducement for Executive to commence employment with the Company, the Company shall grant the following equity awards to Executive:

(i) On, or as soon as administratively practicable after, the Effective Date, the Company will grant Executive an award of that number of restricted stock units (the “RSUs”) calculated by dividing $2,500,000 by the Reference Value, and rounding down to the nearest RSU. Each RSU shall constitute the contingent right to be issued one share of Company common stock upon vesting. The RSUs shall vest as to one-fourth of the total number of RSUs initially subject to the award on each of the first four anniversaries of the Effective Date, subject to Executive’s continuous service to the Company through the applicable vesting date. The RSUs will be subject to the terms of the plan pursuant to which the RSUs are granted and an RSU agreement to be entered into between Executive and the Company.

(ii) On, or as soon as administratively practicable after, the Effective Date, the Company will grant Executive an option (the “Option”) to purchase the minimum number of shares of Company common stock necessary for the Option to have a Black-Scholes value equal to at least $2,500,000, calculated using the Reference Value and other variables consistent with the Company’s financial reporting. The Option shall vest and become exercisable as to one-fourth of the total number of shares of Company common stock initially subject to the Option on each of the first four anniversaries of the Effective Date, subject to Executive’s continuous service to the Company through the applicable vesting date. The Option will be subject to the terms of the plan pursuant to which the Option is granted and an option agreement to be entered into between Executive and the Company.

(iii) On or about August 1, 2025, the Company will grant Executive an award of that number of restricted stock units (the “RSUs”) calculated by dividing $2,000,000 by the Reference Value, and rounding down to the nearest RSU. Each RSU shall constitute the contingent right to be issued one share of Company common stock upon vesting. The RSUs shall vest as to one-fourth of the total number of RSUs initially subject to the award on each of the first four anniversaries of the date of grant, subject to Executive’s continuous service to the Company through the applicable vesting date. The RSUs will be subject to the terms of the plan pursuant to which the RSUs are granted and an RSU agreement to be entered into between Executive and the Company.

(iv) On or about August 1, 2025, the Company will grant Executive an award of that number of performance stock units (the “PSUs”) calculated by dividing $3,000,000 by the Reference Value, and rounding down to the nearest RSU. Each PSU shall constitute the contingent right to receive up to two shares of Company common stock. The number of shares issuable upon vesting of each PSU shall be determined using a pre-established formula tied to the achievement of relative total shareholder return targets set by the Board or Compensation Committee for the Company compared to an index determined by the Board or Compensation Committee commencing on August 1, 2025 and ending on the earlier of July 31, 2028 or the consummation of a Change in Control on the same terms and conditions as PSU awards granted to other Company executives on or about August 1, 2025. The PSUs will otherwise be subject to the plan pursuant to which they are granted and a PSU agreement to be entered into between Executive and the Company.

(v) Additional Equity Grants. Executive will be eligible for additional equity awards to be awarded in the discretion of the Board and/or Compensation Committee following its review of peer group data.

(d) Sign-On Bonus. The Company will provide Executive a sign-on bonus in the aggregate amount of $1,000,000 (the “Sign-on Bonus”), subject to all standard payroll taxes and applicable withholdings, to be paid in two equal installments, with the first installment to be paid on the first payroll date on or following the Effective Date and the second installment to be paid on the first payroll date on or after the six-month anniversary of the Effective Date. The Sign-on Payment will be paid to Executive as an advance, and to earn the Sign-On Payment Executive must remain continuously employed with the Company for one year following the Effective Date. If Executive terminates his employment with the Company for any reason or is terminated by the Company for Cause within one year of the Effective Date, Executive agrees to immediately repay the Company the full amount of the Sign-on Payment.

(e) Relocation. The Company shall reimburse Executive up to $200,000 for expenses incurred by Executive in connection with Executive’s relocation to the Durham, North Carolina area. Costs eligible for reimbursement include, but are not limited to, temporary housing, travel to the Durham, North Carolina area and relocation of household goods and other property. In the event any such reimbursement is taxable to Executive, the Company shall pay Executive an additional amount such that after the payment of all taxes, including taxes due on such additional payments, Executive shall retain an amount equal to such incurred expenses. For the avoidance of doubt, all payments under this Section 2(e) shall be subject to Section 9(c) hereof.

(f) Vacation; Benefits. Executive shall be entitled to paid time-off and such other benefits in accordance with Company policy for similarly situated senior management of the Company.

(g) Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Board at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company, provided, that the Company acknowledges that any such change may give rise to Good Reason (as defined below). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4. Obligations upon Termination of Employment.

(a) Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else), provided however that Executive may retain copies of any agreement Executive has executed with the Company and any document that reflects Executive’s compensation and benefits from the Company. For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement. The representations and warranties contained herein and Executive’s obligations under Subsection 4(a) and the Confidential Information Agreement hereof shall survive the termination of Executive’s employment and the termination of this Agreement.

(b) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(g) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(f) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(f) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c) Severance Payments upon a Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive delivers to the Company a duly executed general release of claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Severance. Executive shall be entitled to receive an amount equal to the sum of (A) eighteen (18) months of Executive’s annual Base Salary in effect as of Executive’s termination date (without giving effect to any reduction providing a basis for Good Reason) and (B) Executive’s Target Bonus in effect as of Executive’s termination date (without giving effect to any reduction providing a basis for Good Reason), in each case, less applicable withholdings, and payable in a cash lump sum on the first regular payroll date following the date Executive’s Release of Claims becomes effective and irrevocable.

(ii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or, at Executive’s option, reimburse Executive for, the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period (the “COBRA Period”) commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (A) the last day of the eighteenth (18th) full calendar month following the date the Release of Claims becomes effective and irrevocable and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this Section4(c)(iii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(iii) Equity Awards. In the event Executive fulfills any post-termination consulting services requested by the Company, each outstanding equity award held by Executive that is scheduled to vest solely based upon Executive’s continued services shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares of Company common stock subject to such award that would have vested had Executive’s employment continued for eighteen (18) months immediately following Executive’s termination date.

(d) Severance Payments upon a Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Severance. Executive shall be entitled to receive an amount equal to the sum of (A) twenty-four (24) months of Executive’s then-existing annual Base Salary plus (B) two (2) times Executive’s Target Bonus assuming achievement of performance goals at target, in each case, as in effect as of Executive’s termination date (without giving effect to any reduction that would provide grounds to resign for Good Reason). Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable.

(ii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of COBRA. If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or, at Executive’s option, reimburse Executive for, the premium for Executive and Executive’s covered dependents for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (A) the last day of the twenty-fourth (24th) full calendar month anniversary following the date Release of Claims becomes effective and irrevocable and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this Section4(d)(iii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(iii) Equity Awards. Each outstanding equity award, including, without limitation, each stock option, restricted stock unit and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such termination date.

(e) No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, the Prior Agreement and any severance plan/policy of the Company.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party

(g) Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining

Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to any such statutory obligation of the Company.

5. Limitation on Payments.

(a) Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b) If a Reduced Payment is made pursuant to this Section 5, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c) The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or

Executive) or such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

8. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in Durham County, North Carolina through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law. A copy of the current JAMS employment arbitration rules can be found at https://www.jamsadr.com/rules-employment-arbitration/ By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

9. Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 9(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 9(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

10. Miscellaneous Provisions.

(a) Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States and satisfy background, employment and reference checks; and, in the event Executive fails to satisfy such condition, this Agreement shall be deemed void ab initio and of no further force or effect. It is required that Executive brings the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition (the “Confidential Information Agreement”).

(b) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at Executive’s termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

(c) Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein or in the Confidential Information Agreement, nothing in this Agreement or the Confidential Information Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including but not limited to the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement or the Confidential Information Agreement: (i) Executive shall not be in breach of this Agreement or the Confidential Information Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(d) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company or the Executive’s Offer Letter with the Company.

(f) Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina.

(h) Severability. The finding by a court of competent jurisdiction or arbitrator of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court or arbitrator shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

(i) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(j) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Act. “Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

(b) Board. The “Board” means the Company’s board of directors.

(c) Business Unit. “Business Unit” means a subsidiary or a business division or business segment of the Company.

(d) Cause. “Cause” means (i) Executive’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of Executive’s position that is not corrected after one written warning detailing the concerns and offering Executive a reasonable period of time to cure; (ii) any material and willful violation of any federal or state law by Executive in connection with Executive’s responsibilities as an employee of the Company; (iii) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in personal enrichment of Executive; (iv) Executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (v) Executive materially breaching Executive’s Confidential Information Agreement, which breach is (if capable of cure in the reasonable and good faith judgment of the Board) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach.

(e) Change in Control. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) Any “Person” as defined in Section 3(a)(9) of the Act, including a “group” (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Act), but excluding the Cree Entities and any employee benefit plan sponsored or maintained by the Cree Entities (including any trustee of such plan acting as trustee), who together with its “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Act) becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Act) of more than 50% of the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of its directors. For purposes of calculating the number of shares or voting power held by such Person and its affiliates and associates under this clause (i), there shall be excluded any securities acquired by such Person or its affiliates or associates directly from the Company and its affiliates.

(ii) A sale or other disposition of all or substantially all of the Company’s assets is consummated, other than such a sale or disposition that would not have constituted a Change in Control under clause (iv) below had it been structured as a merger or consolidation.

(iii) The stockholders of the Company approve a definitive agreement or plan to liquidate the Company.

(iv) A merger or consolidation of the Company with and into another entity is consummated, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were Incumbent Directors (as defined in clause (v) below) at the time of execution of the initial agreement providing for such transaction, (2) no “Person” (as defined in clause (i) above), together with its “affiliates” and “associates” (as defined in clause(i) above), is the “Beneficial Owner” (as defined in clause (i) above), directly or indirectly, of more than 50% of the then-outstanding equity interests of the surviving entity or the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body, and (3) more than 50% of the then-outstanding equity interests of the surviving entity and the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is “Beneficially Owned”, directly or indirectly, by all or substantially all of the individuals and entities who were the “Beneficial Owners” of the shares of common stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction.

(v) During any period of 24 consecutive months after the Effective Date, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this clause (v), but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election context subject to Rule 14a-11 of Regulation 14A promulgated under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person” (as defined in clause (i) above) other than the Board.

(vi) The sale, transfer or other disposition of a substantial portion of the stock or assets of the Company, or of a Business Unit or a similar transaction as the Board, in each case, in its sole discretion, may determine to be a Change in Control; provided, however, that the term “Change in Control” shall not include (i) a transaction the sole purpose of which is to change the state of the Company’s incorporation; or (ii) the initial public offering of the stock of a Business Unit of the Company, and any subsequent sell down of the stock of the Business Unit by the Company.

(f) Change in Control Period. “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twenty-four (24) months following the Change in Control.

(g) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason.

(h) Good Reason. “Good Reason” means the occurrence of any of the following, without Executive’s consent and not due to Cause: (i) a material reduction in Executive’s authority, duties or responsibilities, including removal from, or a failure to elect Executive to, the Board; (ii) a material reduction in Executive’s Base Salary or Target Bonus, other than a one-time reduction in either case that also is applied to substantially all other executive officers of the Company, provided that Executive’s reduction is substantially proportionate to the reduction applied to substantially all other executive officers; (iii) the Company requiring Executive to report to anyone other than the Board; or (iv) the Company requiring Executive to relocate Executive’s principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Code) from Executive’s current principal place of employment; provided, however, that Executive will only have Good Reason if he provides notice to the Board of Directors of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstances is not cured within thirty (30) days after Executive gives such written notice. If Executive initiates a resignation for Good Reason, the actual termination of employment must occur within thirty (30) days after expiration of the cure period. Executive’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Executive’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event). Executive’s actions approving in writing (or by such other means as is reliable and verifiable) any change, reduction, requirement or occurrence (that otherwise may be considered Good Reason) in Executive’s role as an officer of the Company will be considered consent for the purposes of this Good Reason definition.

(i) Reference Value. “Reference Value” as of any date shall mean the trailing 30 trading day average trading price per share of the Company’s common stock as of such date.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

WOLFSPEED, INC.

By:	/s/ Thomas H. Werner
Title:	Executive Chairman
Date:	March 27, 2025

EXECUTIVE

/s/ Robert Feurle
Name:	Robert Feurle

Date:	March 7, 2025

Signature Page to Employment Agreement